Exhibit 99.1

Press Release dated October 23, 2003 re conference participation

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Byron A. Scordelis, President and COO
(650) 614-5751
Steven C. Smith, EVP & CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

Greater Bay Bancorp to Attend

Financial Services Conferences

PALO ALTO, Calif.—October 23, 2003—Greater Bay Bancorp (Nasdaq:GBBK), a $7.8 billion in assets financial services holding company, announced that Steven C. Smith, Executive Vice President and Chief Financial Officer, will participate in a financial services conference sponsored by U.S. Bancorp Piper Jaffray on October 28, 2003 at 11:30 a.m. EDT. A representative of Greater Bay Bancorp will also participate in the Keefe, Bruyette & Woods West Coast Conference on October 29, 2003 at 10:55 a.m. PDT.

The U.S. Bancorp Piper Jaffray conference will be accessible on-demand through U.S. Bancorp Piper Jaffray’s website at http://www.gotoanalysts.com/fscwebcasts. Persons interested in accessing the Keefe, Bruyette and Woods conference should enter the following link in their web browser http://customer.nvglb.com/keef001/102903a_cy/. It is recommended that you go to the website or link 15 minutes prior to the start of the conference to register. It may be necessary to download audio software to hear the presentations.

Slides of Greater Bay Bancorp’s presentations will be accessible on the conference website or link and will be filed with the SEC on a Current Report on Form 8-K prior to the presentations. The Form 8-K may be accessed through the Company’s website http://www.gbbk.com or the SEC’s website http://www.sec.gov.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients

-more-

throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2002, and particularly the discussion of risk factors within such documents.

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